Exhibit 99.1

Press Release

Source:	Farmers National Banc Corp.

    John S. Gulas, President and CEO

    20 South Broad Street P.O. Box 555

    Canfield, OH 44406

    330.533.3341

    330.533.0451 (FAX)

    Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR FIRST QUARTER 2013

IMPROVING FEE INCOME GROWTH OFFSETS LOWER NET INCOME:

•	Noninterest income increased 5.7% from first quarter of 2012.

•	121 consecutive quarters of positive earnings.

•	Net income for first quarter of 2013 is $2.0 million compared to $2.5 million for first quarter of 2012.

STRONG CAPITAL LEVELS:

•	Tangible book value per share improved to $6.10 at March 31, 2013 from $5.81 at March 31, 2012.

•	Stockholders’ equity increased 5% from March 31, 2012 to March 31, 2013.

STABLE ASSET QUALITY:

•	Non-performing loans decreased from $11 million at March 31, 2012 to $7.4 million at March 31, 2013.

•	Non-performing assets to total assets decreased from 1.05% at March 31, 2012 to 0.68% at March 31, 2013.

CANFIELD, Ohio (April 24, 2013) — Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three months ended March 31, 2013.

Net income for the three months ended March 31, 2013 was $2 million, compared to $2.5 million for the same three month period in 2012. On a per share basis, net income for the three months ended March 31, 2013 was $0.11, compared to $0.13 for the same three month period in 2012. The tangible book value increased to $6.10 per share at March 31, 2013, compared to $5.81 per share at March 31, 2012, mainly as a result of retained net income. Farmers’ total assets reported at March 31, 2013 were $1.14 billion, representing a 3.3% increase compared to $1.11 billion in total assets recorded at March 31, 2012.

John S. Gulas, President and CEO, stated “Although net income decreased in the current quarter compared to the same quarter last year, we are encouraged by the 5.7% improvement in noninterest income which is consistent with our strategy to diversify revenue streams and increase fee income. We are also encouraged that asset quality continues to improve, as we have seen non-performing loans decrease 33% or $3.7 million during the past twelve months. Loan growth was slow for most of the first quarter, but improved toward the end of the quarter with commercial loan and commercial real estate loan growth.”

Net loans increased $17.8 million (or 3%) in comparing the first quarter of 2013 to the same quarter of 2012. Most of the loan growth in the past twelve months has occurred in the commercial and industrial loan portfolio. Net loans were reported at $585.0 million at March 31, 2013, which compares to $567.2 million at the same time in 2012. Deposits increased $29.3 million, or 3.3%, from $886.6 million at March 31, 2012 to $915.9 million at March 31, 2013, as customers continue to seek the safety and security of FDIC insured deposit accounts. At March 31, 2013, core deposits — savings and money market accounts, time deposits less than $100 thousand, demand deposits and interest bearing demand deposits — represent approximately 91% of total deposits.

Stockholders’ equity totaled $120.6 million, or 10.6% of total assets, at March 31, 2013, an increase of $5.2 million, or 4.5%, compared to $115.4 million at March 31, 2012. The increase is mainly the result of net income, offset by cash dividends paid to stockholders, during the past twelve months. Stockholders received a total of $0.15 per share in cash dividends paid in the past four quarters, including a special $0.03 cash dividend paid on December 31, 2012. Book value per share increased 4.6% from $6.14 per share at March 31, 2012 to $6.42 per share at March 31, 2013.

Net Interest Income — Net interest income was $9.0 million for the first quarter of 2013, which compared to $9.2 million in the first quarter of 2012. The net interest margin to average earning assets on a fully taxable equivalent basis decreased 22 basis points to 3.68% for the three months ended March 31, 2013, compared to 3.90% for the same period in the prior year. The decrease in net interest margin is largely a result of the change in the mix of interest earning assets and a decrease in earning asset yields. Loans, which yield more than securities, comprised a smaller level of interest-earning assets in the current period. At March 31, 2013, loans were 55% of average earning assets, compared to 56% at March 31, 2012. In comparing the quarters ending March 31, 2013 and 2012, yields on earning assets decreased 38 basis points, while the cost of interest bearing liabilities decreased 18 basis points. It is important to note that the current quarter net interest margin of 3.68% is a 1 basis point improvement over the 3.67% reported for the fourth quarter of 2012.

Noninterest Income — Noninterest income was $2.9 million for the first quarter of 2013, increasing 5.7% from $2.7 million compared to the same quarter of 2012. The increase was primarily the result of a few key revenue sources. Investment commissions increased from $186 thousand in the first quarter of 2012 to $262 thousand in the first quarter of 2013, representing an increase of $76 thousand or 41%. Income from the sale of residential real estate loans also increased from $65 thousand in the first quarter of 2012 to $114 thousand in the first quarter of 2013 as the Company continues to develop its secondary mortgage operations. Other operating income also increased $84 thousand over the prior year’s same quarter mainly as a result of fee income earned on loan-level interest rate swaps, which amounted to $66 thousand. The interest rate swaps are used to help manage the Company’s interest rate risk position and not as derivatives for trading purposes.

Noninterest Expense — Noninterest expense totaled $9.1 million for the first quarter of 2013, which is $458 thousand more than the $8.6 million reported in the same quarter in 2012. Most of this increase is the result of a 10% increase in salaries and employee benefits, due to a higher number of employees in the current quarter. The higher employee count is attributed primarily to our expanded branch network and lending support function. Occupancy and equipment expense also increased $65 thousand as a result of depreciation expense and maintenance costs related to new facilities.

Farmers’ tax equivalent efficiency ratio for the three month period ended March 31, 2013 was 72.57% compared to 68.4% for the same period in 2012. The unfavorable change in the efficiency ratio was primarily driven by the lower level of net interest income and higher noninterest expenses as explained in the preceding paragraphs.

Asset Quality — Non-performing loans equaled 1.24% of total loans at March 31, 2013, lower than the 1.91% reported at the same time in 2012, and also less than the 1.40% reported at December 31, 2012. Loans 30–89 days delinquent increased $646 thousand to $3.5 million since March 31, 2012, but are $122 thousand less than the $3.7 million reported at December 31, 2012. Non-performing loans totaled $7.4 million at March 31, 2013, a decrease of $3.7 million or 33.2% compared to March 31, 2012. On March 31, 2013, the ratio of the allowance for loan losses (ALLL) to non-performing loans improved to 101.9%, compared to 85.6% at March 31, 2012. At March 31, 2013, the ALLL/total loan ratio was 1.27%, compared to 1.30% at December 31, 2012 and 1.64% at March 31, 2012. For the three months ended March 31, 2013, management recorded a provision of $255 thousand to the allowance for loan losses, compared to no provision in the preceding quarter and in the same three month period in the prior year. Net charge-offs were $377 thousand for the quarter ended March 31, 2013 representing a $618 thousand decrease compared to the preceding quarter, and just $3 thousand higher than the same quarter in the prior year. Most of the charge-offs in the current quarter were related to consumer loans, residential real estate and commercial and industrial loan portfolios. In determining the estimate of the allowance for loan losses, management computes the historical loss percentage based upon the loss history of the past 12 quarters.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates nineteen banking offices throughout Mahoning, Trumbull, Columbiana and Stark Counties and two trust offices located in Boardman and Howland. Farmers offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.farmersbankgroup.com.

Non-GAAP Disclosure

This press release includes disclosures of Farmers tangible common equity ratio and pre-tax, pre-provision income and pre-tax, pre-provision income, excluding gains (losses) on sales of securities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission and is available on Farmers’ website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) (Unaudited)

Consolidated Statements of Income

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Total interest income	$10,266	$10,691	$10,630	$10,903	$10,886
Total interest expense	1,298	1,435	1,529	1,583	1,665

Net interest income	8,968	9,256	9,101	9,320	9,221
Provision for loan losses	255	0	325	400	0
Other income	2,875	3,671	3,367	2,821	2,719
Other expense	9,088	9,465	8,896	8,773	8,630

Income before income taxes	2,500	3,462	3,247	2,968	3,310
Income taxes	495	825	758	682	790

Net income	$2,005	$2,637	$2,489	$2,286	$2,520

Average shares outstanding	18,795	18,799	18,802	18,800	18,766
Pre-tax pre-provision income	$2,755	$3,462	$3,572	$3,368	$3,310
Basic and diluted earnings per share	0.11	0.14	0.13	0.12	0.13
Cash dividends	564	1,128	564	564	1,126
Cash dividends per share	0.03	0.06	0.03	0.03	0.06
Performance Ratios
Net Interest Margin (Annualized)	3.68%	3.67%	3.67%	3.80%	3.90%
Efficiency Ratio (Tax equivalent basis)	72.57%	72.48%	70.12%	68.66%	68.40%
Return on Average Assets (Annualized)	0.72%	0.92%	0.88%	0.82%	0.94%
Return on Average Equity (Annualized)	6.70%	8.65%	8.22%	7.81%	8.82%
Dividends to Net Income	28.13%	42.78%	22.66%	24.67%	44.68%

Consolidated Statements of Financial Condition

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Assets
Cash and cash equivalents	$57,312	$37,759	$79,494	$75,559	$68,575
Securities available for sale	439,540	464,088	429,845	420,147	412,009
Loans held for sale	4,330	3,624	4,574	3,718	3,195
Loans	592,520	586,592	572,903	572,453	576,627
Less allowance for loan losses	7,508	7,629	8,625	9,048	9,446

Net Loans	585,012	578,963	564,278	563,405	567,181

Other assets	56,905	55,261	54,555	54,004	55,485

Total Assets	$1,143,099	$1,139,695	$1,132,746	$1,116,833	$1,106,445

Liabilities and Stockholders’ Equity
Deposits	$915,855	$919,009	$900,138	$886,593	$886,593
Other interest-bearing liabilities	101,659	90,309	107,358	107,048	100,570
Other liabilities	5,009	9,585	4,242	4,254	3,878

Total liabilities	1,022,523	1,018,903	1,011,738	997,895	991,041
Stockholders’ Equity	120,576	120,792	121,008	118,938	115,404

Total Liabilities and Stockholders’ Equity	$1,143,099	$1,139,695	$1,132,746	$1,116,833	$1,106,445

Period-end shares outstanding	18,795	18,795	18,802	18,802	18,781
Book value per share	$6.42	$6.43	$6.44	$6.33	$6.14
Tangible book value per share	6.10	6.11	6.11	5.99	5.81
Capital and Liquidity
Total Capital to Risk Weighted Assets (a)	17.51%	17.35%	17.68%	17.68%	17.35%
Tier 1 Capital to Risk Weighted Assets (a)	16.35%	16.18%	16.42%	16.40%	16.09%
Tier 1 Capital to Average Assets (a)	9.77%	9.54%	9.51%	9.44%	9.55%
Equity to Asset Ratio	10.55%	10.60%	10.68%	10.65%	10.43%
Tangible Common Equity Ratio	10.08%	10.12%	10.20%	10.15%	9.91%
Net Loans to Assets	51.18%	50.80%	49.82%	50.45%	51.26%
Loans to Deposits	64.70%	63.83%	63.65%	64.57%	65.04%
Asset Quality
Non-performing loans (b)	$7,368	$8,202	$8,662	$9,900	$11,030
Other Real Estate Owned	410	334	171	412	544
Non-performing assets	7,778	8,536	8,833	10,312	11,574
Loans 30–89 days delinquent (b)	3,536	3,658	3,173	2,778	2,890
Charged-off loans	663	1,377	938	1,015	621
Recoveries	287	382	190	217	247
Net Charge-offs	376	995	748	798	374
Annualized Net Charge-offs to Average Net Loans Outstanding	0.26%	0.71%	0.54%	0.57%	0.27%
Allowance for Loan Losses to Total Loans	1.27%	1.30%	1.51%	1.58%	1.64%
Non-performing Loans to Total Loans	1.24%	1.40%	1.51%	1.73%	1.91%
Allowance to Non-performing Loans	101.90%	93.01%	99.57%	91.39%	85.64%
Non-performing Assets to Total Assets	0.68%	0.75%	0.78%	0.92%	1.05%

(a)	March 31, 2013 ratio is estimated
(b)	Amounts reported are unpaid principal balance

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Stockholders’ Equity	$120,576	$120,792	$121,008	$118,938	$115,404
Less Goodwill and other intangibles	5,934	6,032	6,134	6,237	6,339

Tangible Common Equity	$114,642	$114,760	$114,874	$112,701	$109,065

Reconciliation of Total Assets to Tangible Assets

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Total Assets	$1,143,099	$1,139,695	$1,132,746	$1,116,833	$1,106,445
Less Goodwill and other intangibles	5,934	6,032	6,134	6,237	6,339

Tangible Assets	$1,137,165	$1,133,663	$1,126,612	$1,110,596	$1,100,106

Reconciliation of Income Before Taxes to Pre-Tax, Pre-Provision Income

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Income before income taxes	$2,500	$3,462	$3,247	$2,968	$3,310
Provision for loan losses	255	0	325	400	0

Pre-tax, pre-provision income	$2,755	$3,462	$3,572	$3,368	$3,310